Exhibit 10.1

EXECUTION COPY

        AMENDMENT NO. 4 TO THE
AMENDED AND RESTATED FIVE YEAR REVOLVING CREDIT FACILITY AGREEMENT

Dated as of February 6, 2004

        AMENDMENT NO. 4 TO THE AMENDED AND RESTATED FIVE YEAR REVOLVING CREDIT FACILITY AGREEMENT among Avaya Inc., a Delaware corporation (the "Borrower"), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the "Lenders") and Citibank, N.A., as agent (the "Agent") for the Lenders.

  PRELIMINARY STATEMENTS:

        (1) The Borrower, the Lenders and the Agent have entered into an Amended and Restated Five Year Revolving Agreement dated as of April 30, 2003, as amended by Amendment No. 1 dated as of June 25, 2003, Amendment No. 2 dated as of October 23, 2003 and Amendment No. 3 dated as of January 30, 2004 (as so amended, the "Credit Agreement"). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

        (2) The Borrower and the Required Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

        SECTION 1.    Amendment to Credit Agreement.    Section 5.19(xi) is amended in full to read as follows:

          (xi) other Investments made after the January 30, 2004 in an aggregate amount invested not to exceed $500,000,000, provided that: (1) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (2) immediately after giving effect to the acquisition of a company or business pursuant to this clause (xi), the Borrower shall be in pro forma compliance with Section 5.08, calculated based on the financial statements most recently delivered to the Lenders pursuant to Section 5.02 and as though such acquisition had occurred at the beginning of the four-quarter period covered thereby, (3) immediately before and after giving effect thereto and to the repayment of any assumed Debt within 30 days after the consummation thereof, the Borrower has Unrestricted Domestic Cash and Marketable Securities in an aggregate amount of not less than $400,000,000, (4) immediately before and after giving effect thereto, no Advances shall be outstanding hereunder, (5) the Borrower shall have pro forma positive "Free Cash Flow" (as defined below) for the period of four fiscal quarters most recently ended, calculated based on the financial statements most recently delivered to the Lenders pursuant to Section 5.02 and as though such Investment and any repayment of any assumed Debt in connection therewith had occurred at the beginning of the four-quarter period covered thereby, (6) the Borrower shall have a pro forma ratio of Debt to Consolidated EBITDA for the period of four fiscal quarters most recently ended, calculated based on the financial statements most recently delivered to the Lenders pursuant to Section 5.02 and as though such Investment had occurred at the beginning of the four-quarter period covered thereby, of no greater that the actual ratio of Debt to Consolidated EBITDA for such period, calculated without giving effect to any Excess Assumed Debt (as defined below), provided that, notwithstanding the limitation set forth in this clause (6), the Borrower may assume Debt in excess of the amount otherwise applicable under this clause (6) ("Excess Assumed Debt") up to an aggregate principal amount of $200,000,000 after January 30, 2004 so long as such Debt would be permitted as, and subject to the restrictions on, reissued Debt under Section 5.17(B)(z), (7) any Debt assumed in connection with such Investment (x) shall have a maturity date no earlier than 90 days after the Maturity Date or (y) shall be repaid within 30 days after the consummation thereof and (8) the Chief Financial Officer of the Borrower shall have delivered to the Lenders a certificate as to the satisfaction of the conditions set forth in clauses (1) through (7) above, including in reasonable detail the calculations necessary for determination of the calculations required by clauses (2), (3), (5) and (6) above, and certifying the total consideration to be paid for such Investment. "Free Cash Flow" means net cash provided by (used for) operating activities minus capital expenditures minus dividends, calculated based on the financial statements delivered to the Lenders pursuant to Section 5.02.

        SECTION 2.    Conditions of Effectiveness.    This Amendment shall become effective as of the date first above written when, and only when (a) the Agent shall have received counterparts of this Amendment executed by the Borrower and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment and (b) the Borrower shall have paid to the Agent any Fees and other amounts due and payable on or prior to the date hereof.

        SECTION 3.    Representations and Warranties of the Borrower.    The Borrower represents and warrants as follows:

          (a) It (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (iv) has the corporate power and authority to execute, deliver and perform its obligations under this Amendment.

          (b) The execution, delivery and performance by the Borrower of this Amendment and the Loan Documents, as amended hereby, to which it is a party, and the consummation of the transactions contemplated hereby (i) have been duly authorized by all requisite corporate actions and (ii) will not (A) violate (1) any provision of any law, statute, rule or regulation (including, without limitation, the Margin Regulations) or of its certificate of incorporation or other constitutive documents or by-laws, (2) any order of any Governmental Authority or (3) any provision of any indenture, agreement or other instrument to which it is a party or by which it or any of its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (C) except for the Liens created under the Collateral Documents, result in the creation or imposition of any lien upon any of the properties of the Borrower or any of its Subsidiaries.

          (c) This Amendment has been duly executed and delivered by the Borrower. This Amendment and the Credit Agreement and the Notes, as amended hereby, are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

          (d) No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the due execution, delivery, recordation, filing or performance by the Borrower of this Amendment.

          (e) There are no actions or proceedings filed or (to its knowledge) investigations pending or threatened against it in any court or before any Governmental Authority or arbitration board or tribunal which question the validity, enforceability or legality of or seek damages in connection with this Amendment or the Credit Agreement and the Notes, as amended hereby, or any action taken or to be taken pursuant to this Amendment or the Credit Agreement and the Notes, as amended hereby, and no order or judgment has been issued or entered restraining or enjoining it from the execution, delivery or performance of this Amendment or the Credit Agreement and the Notes, as amended hereby, nor is there any action or proceeding which involves a probable risk of an adverse determination which would have any such effect; (ii) nor is there as of the date hereof any other action or proceeding filed or (to its knowledge) investigation pending or threatened against it in any court or before any Governmental Authority or arbitration board or tribunal which involves a probable risk of a material adverse decision which would result in a Material Adverse Effect, except as provided in the Borrower's Annual Report on Form 10-K for the fiscal quarter ended September 30, 2003, or materially restrict the ability of it to comply with its obligations under this Amendment or the Credit Agreement and the Notes, as amended hereby.

          (f) Prior to the date hereof, the Borrower has made Investments in the Borrower's LYONs in an aggregate amount of not more than $140,000,000.

        SECTION 4.    Reference to and Effect on the Credit Agreement and the Notes.    (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in each other Loan Document to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

        (b) The Credit Agreement and other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

        (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

        SECTION 5.    Costs and Expenses.    The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 8.04 of the Credit Agreement.

        SECTION 6.    Execution in Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

        SECTION 7.    Governing Law.    This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AVAYA INC.

By	/s/ GARRY K. MCGUIRE Title: Chief Financial Officer and Senior VP, Corporate Development

CITIBANK, N.A., individually and as Agent,

By	/s/ THOMAS LABERGERE Title: Director Name: Thomas Labergere

BANK ONE, NA (Main Office Chicago)

By	Title: Name:

JPMORGAN CHASE BANK

By	/s/ EDMOND DEFOREST Title: Vice President Name: Edmond DeForest

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ DAVID DICKINSON Title: Director Name: David Dickinson

By	/s/ PETER ESCHMANN Title: Vice President Name: Peter Eschman

COMMERZBANK AG, NEW YORK BRANCH

By	Title: Name:

By	Title: Name:

THE BANK OF NEW YORK

By	Title: Name:

THE BANK OF TOKYO— MITSUBISHI LTD., NEW YORK BRANCH

By	/s/ J. WILLIAM RHODES Title: Authorized Signatory Name: J. William Rhodes

CREDIT SUISSE FIRST BOSTON ACTING THROUGH ITS CAYMAN ISLANDS BRANCH

By	/s/ PETER CHAUVIN Title: Vice President Name: Peter Chauvin

By	/s/ ALAIN DAOUST Title: Director Name: Alain Daoust

HSBC BANK USA

By	/s/ JEFFREY ROTHMAN Title: Senior Vice President Name: Jeffrey Rothman

THE NORTHERN TRUST COMPANY

By	Title: Name:

SUMITOMO MITSUI BANKING CORPORATION

By	/s/ PETER R.C. KNIGHT Title: Joint General Manager Name: Peter R.C. Knight

WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH

By	Title: Name: